SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C.  20549

                             SCHEDULE 13G
                           Amendment No. 1


              Under the Securities Exchange Act of 1934


                             GENVEC, INC.
                           (Name of Issuer)


                    Common Stock, $0.001 Par Value
                    (Title of Class of Securities)


                              37246C109
                            (CUSIP Number)




       Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

       [    ] Rule 13d-1(b)

       [    ] Rule 13d-1(c)

       [ X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       C. G. GREFENSTETTE AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HENRY L. HILLMAN AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       ELSIE HILLIARD HILLMAN AS A TRUSTEE
       I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       CHARLES G. HADLEY
I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HAL S. BRODERSON
I.D. ####-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       RONALD J. BRENNER
  I.D.# ###-##-####

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       U.S.

Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,5450 (See Item (4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       IN

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
       C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
       TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Pennsylvania


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       OO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       THE HILLMAN COMPANY           I.D.# 25-1011286

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Pennsylvania


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       CO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON INVESTMENTS, INC.          I.D.# 51-0034468

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       CO

CUSIP NO. 37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON EQUITIES, INC.             I.D.# 51-0411204

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       CO

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       WILMINGTON SECURITIES, INC.                  I.D.# 51-0114700

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       CO

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN/DOVER LIMITED PARTNERSHIP  I.D.# 51-0286294

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       PN

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       CASHON BIOMEDICAL ASSOCIATES L.P.         I.D.# 23-2555178

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares
Beneficially
Owned by       6      Shared Voting Power
Each                  1,652,540 (See Item(4)(a))
Reporting
Person                7       Sole Dispositive Power
With

        8      Shared Dispositive Power
               1,652,540 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,652,540

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       7.63%

12     Type of Reporting Person
       PN

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN MEDICAL VENTURES 1992 L.P.     I.D.# 51-0338291

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                 127,118
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With           127,118

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       127,118

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       .59%

12     Type of Reporting Person
       PN

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN MEDICAL VENTURES 1993 L.P.     I.D.# 51-0338291

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                 762,711
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With           762,711

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       762,711

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       3.52%

12     Type of Reporting Person
       PN

CUSIP NO.  37246C109


1      Name of Reporting Person S.S. or I.R.S. Identification No. of
above Person

       HILLMAN MEDICAL VENTURES 1994 L.P.     I.D.# 51-0353407

2      Check the Appropriate Box if Member of a Group        (a)  [
X  ]
                                          (b)  [       ]

3      SEC Use Only

4      Citizenship of Place of Organization
       Delaware


Number of      5      Sole Voting Power
Shares                 762,711
Beneficially
Owned by       6      Shared Voting Power
Each
Reporting
Person                7       Sole Dispositive Power
With           762,711

        8      Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       762,711

10     Check Box if the Aggregate Amount in Row (11) Excludes
Certain Shares

11     Percent of Class Represented by Amount in Row (11)
       3.52%

12     Type of Reporting Person
       PN

Item 1(a)  Name of Issuer

           Genvec, Inc.

Item 1(b)  Address of Issuer's Principal Executive Office:

           65 West Watkins Mill Road
           Gaithersburg, Maryland 20878

Item 2(a)  Name of Person Filing:

           (i)      Hillman Medical Ventures 1992 L.P., a Delaware
Limited Partnership
                     whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates, L.P.

           (ii)     Hillman Medical Ventures 1993 L.P., a Delaware
Limited Partnership
                     whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates, L.P.

           (iii) Hillman Medical Ventures 1994 L.P., a Delaware Limited Partnership
                     whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates, L.P.

           (iv) Hillman/Dover Limited Partnership, a Delaware limited partnership whose general partner is
Wilmington Securities, Inc.

           (v) Cashon Biomedical Associates, L.P., a Delaware limited partnership whose general partners are Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner.

           (vi) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington
                      Equities, Inc.

           (vii) Wilmington Equities, Inc., a wholly-owned subsidiary of Wilmington
                      Investments, Inc.

           (viii) Wilmington Investments, Inc., a wholly-owned subsidiary of The
                      Hillman Company.

           (ix) The Hillman Company, a corporation controlled by the HLH Trust.

           (x)       Henry L. Hillman, Elsie Hilliard Hillman and C.
G. Grefenstette,
                      Trustees of the Henry L. Hillman Trust U/A dated November 18,
                      1985 (the "HLH Trust").

           (xi)     Ronald J. Brenner

           (xii)    Hal S. Broderson

           (xiii)  Charles G. Hadley

           (xiv)   Elsie Hilliard Hillman

           (xv)    Henry L. Hillman

           (xvi)  C. G. Grefenstette

Item 2(b)  Address of the Principal Business Office:

           Hillman Medical Ventures 1992 L.P., Hillman Medical
           Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P.
           Hillman/Dover Limited Partnership, Wilmington Securities,
Inc
           Wilmington Equities, Inc. and Wilmington Investments, Inc. 824 Market Street, Suite 900
           Wilmington, Delaware 19801

           The Hillman Company and the HLH Trust
           1900 Grant Building
           Pittsburgh, Pennsylvania 15219

           Cashon Biomedical Associates L.P. Charles G. Hadley, Hal
S. Broderson
           and Ronald J.Brenner
           One Tower Bridge, Suite 1350
           100 Front Street
           West Conshohocken, Pennsylvania 19428

           Elsie Hilliard Hillman, Henry L. Hillman and C. G.
Grefenstette
           2000 Grant Building
           Pittsburgh, Pennsylvania 15219

Item 2(c)  Citizenship:

           Hillman Medical Ventures 1992 L.P., Hillman Medical Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P. Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are Delaware limited partnerships.

           Wilmington Securities, Inc., Wilmington Equities, Inc.
and
           Wilmington Investments, Inc. are Delaware corporations.

           The Hillman Company is a Pennsylvania corporation.

           The HLH Trust is a Pennsylvania trust.

           C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard
Hillman,
           Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner are U.S. citizens.

Item 2(d)  Title of Class of Securities:

           Common Stock, $.001 Par Value

Item 2(e)  CUSIP Number

           37246C109

Item 3     Not Applicable

Item 4     Ownership:

           (a)   Amount Beneficially Owned:


            127,118 shares of Common Stock are owned of record and beneficially by Hillman Medical Ventures 1992 L.P, a
Delaware
            limited partnership ("HMV 92").  Hillman/Dover Limited
Partnership
            and Cashon Biomedical Associates L.P. are general partners of HMV 92.
            Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
            Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington
Equities, Inc. is
            a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington
            Investments, Inc. is a wholly-owned subsidiary of The
Hillman Company,
            which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson
            and Ronald J. Brenner are general partners of Cashon Biomedical Associates
            L.P.

                  762,711 shares of Common Stock are owned of record and
                  beneficially by Hillman Medical Ventures 1993 L.P, a Delaware
                  limited partnership ("HMV 93"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 93.
                  Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
                  Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is
                  a wholly-owned subsidiary of Wilmington
Investments, Inc.  Wilmington
                  Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson
                  and Ronald J. Brenner are general partners of Cashon Biomedical Associates
                  L.P.


                  762,711 shares of Common Stock are owned of record and
                  beneficially by Hillman Medical Ventures 1994 L.P, a Delaware
                  limited partnership ("HMV 94"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 94.
                  Wilmington Securities, Inc. is the sole general partner of Hillman/Dover
                  Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is
                  a wholly-owned subsidiary of Wilmington
Investments, Inc.  Wilmington
                  Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson
                  and Ronald J. Brenner are general partners of Cashon Biomedical Associates
                  L.P.

      (b)   Percent of Class

            7.63%

      (c)   Number of Shares as to which such person has:

            (i)   sole power to vote or direct the vote




            (ii)  shared power to vote or to direct the vote


                              1,652,540

                            (See Item (4)(a))

            (iii)       sole power to dispose or to direct the
                        disposition of




            (iv) shared power to dispose or to direct the disposition of


                             1,652,540

                           (See Item (4)(a))


Item 5      Ownership of Five Percent or Less of a Class:

      Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another
            Person:

      Not Applicable

Item 7      Identification and Classification of the Subsidiary
            Which Acquired
                the Security Being Reported on by the Parent Holding
Company:

      Not Applicable


Item 8      Identification and Classification of Members of the Group:

      Not Applicable

Item 9      Notice of Dissolution of Group:

      Not Applicable

Item 10     Certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                      (Intentionally Left Blank)

                              SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              HILLMAN MEDICAL VENTURES 1992 L.P.

                              By Hillman/Dover Limited Partnership,
                              a General Partner
                              By Wilmington Securities, Inc., the sole
                              General Partner

                                    /s/ Andrew H. McQuarrie
                              By
_________________________________________
                                    Andrew H. McQuarrie, President

                              By Cashon Biomedical Associates L.P.,
                              a General Partner

                                    /s/ Charles G. Hadley
                              By
_________________________________________
                                    Charles G. Hadley, General Partner

                                    /s/ Hal S. Broderson
                              By
      _________________________________________
                                    Hal S. Broderson, General Partner

                                    /s/ Ronald J. Brenner
                              By
      _________________________________________
                                    Ronald J. Brenner, General Partner


                              HILLMAN MEDICAL VENTURES 1993 L.P.

                              By Hillman/Dover Limited Partnership,
                              a General Partner
                              By Wilmington Securities, Inc., the sole
                              General Partner

                                    /s/ Andrew H. McQuarrie
                              By
_________________________________________
                                    Andrew H. McQuarrie,  President

                              By Cashon Biomedical Associates L.P.,
                              a General Partner

                                    /s/ Charles G. Hadley
                              By
_________________________________________
                                    Charles G. Hadley, General Partner

                                    /s/ Hal S. Broderson
                              By
      _________________________________________
                                    Hal S. Broderson, General Partner

                                    /s/ Ronald J. Brenner
                              By
      _________________________________________
                                    Ronald J. Brenner, General Partner


                              HILLMAN MEDICAL VENTURES 1994L.P.

                              By Hillman/Dover Limited Partnership,
                              a General Partner
                              By Wilmington Securities, Inc., the sole
                              General Partner

                                    /s/ Andrew H. McQuarrie
                              By
_________________________________________
                                    Andrew H. McQuarrie,  President

                              By Cashon Biomedical Associates L.P.,
                              a General Partner

                                    /s/ Charles G. Hadley
                              By
_________________________________________
                                    Charles G. Hadley, General Partner

                                    /s/ Hal S. Broderson
                              By
      _________________________________________
                                    Hal S. Broderson, General Partner

                                    /s/ Ronald J. Brenner
                              By
      _________________________________________
                                    Ronald J. Brenner, General Partner



                              HILLMAN/DOVER LIMITED PARTNERSHIP
                              By Wilmington Securities, Inc.,
                              the sole General Partner

                                    /s/ Andrew H. McQuarrie
                              By
      _________________________________________
                                    Andrew H. McQuarrie,  President


                              CASHON BIOMEDICAL ASSOCIATES L.P.

                                    /s/ Charles G. Hadley
                              By
_________________________________________
                                    Charles G. Hadley, General Partner

                                    /s/ Hal S. Broderson
                              By
      _________________________________________
                                    Hal S. Broderson, General Partner

                                    /s/ Ronald J. Brenner
                              By
      _________________________________________
                                    Ronald J. Brenner, General Partner


                              WILMINGTON SECURITIES, INC.

                                    /s/ Andrew H. McQuarrie
                              By
      _________________________________________
                                    Andrew H. McQuarrie,  President


                              WILMINGTON INVESTMENTS, INC.

                                    /s/ Andrew H. McQuarrie
                              By
      _________________________________________
                                    Andrew H. McQuarrie, Vice President


                              THE HILLMAN COMPANY

                                    /s/ Lawrence M. Wagner
                              By
      _________________________________________
                                    Lawrence M. Wagner, President

                              HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
                              & C. G. GREFENSTETTE, TRUSTEES OF THE
                              HENRY L. HILLMAN TRUST U/A DATED
                              NOVEMBER 18, 1985

                                    /s/ C. G. Grefenstette

      _____________________________________________
                                    C. G. Grefenstette, Trustee


                                    /s/ C. G. Grefenstette

      ____________________________________________
                              C. G. Grefenstette


                                    /s/ Henry L. Hillman

      ____________________________________________
                              Henry L. Hillman

                                    /s/ Elsie Hilliard Hillman

____________________________________________
                              Elsie Hilliard Hillman

                                    /s/ Charles G. Hadley

      ____________________________________________
                              Charles G. Hadley

                                    /s/ Hal S. Broderson

      ____________________________________________
                              Hal S. Broderson


                                    /s/ Ronald J. Brenner

      ____________________________________________
                              Ronald J. Brenner



    February 14, 2002
      Date